Final — for immediate release	CONTACT: PAUL VITEK, CFO (972)401-0090 Release #06-13
CARBO CERAMICS INC. ANNOUNCES RECORD QUARTERLY AND YEAR-TO-DATE EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Third quarter revenues of $77.4 million, up 21 percent versus prior year

•	Record earnings of $13.5 million, or $0.55 per diluted share, for the quarter

•	Record quarterly proppant sales volume of 221 million pounds, up 16 percent versus prior year

•	Record revenues from fracture and reservoir diagnostic services, up 20 percent versus prior year
Irving, Texas (October 26, 2006) — CARBO Ceramics Inc. (NYSE: CRR) today announced record quarterly net income of $13.5 million, or $0.55 per diluted share, on record revenues of $77.4 million for the quarter ended September 30, 2006. Revenues for the quarter increased 21 percent while net income increased 8 percent compared to the third quarter of 2005.
For the nine months ended September 30, 2006, the company reported record net income of $39.3 million, or $1.61 per diluted share, on revenues of $225.2 million. Revenues and net income for the nine months ended September 30, 2006 increased 19 percent and 8 percent, respectively, compared to the same period a year earlier.
President and CEO Gary Kolstad commented on the quarter’s results and provided additional guidance for 2006, stating, “We are pleased with the increase in revenue and profitability that has been made possible by the addition of new proppant manufacturing capacity and growth this year in the fracture mapping and reservoir monitoring business of Pinnacle Technologies, Inc. (“Pinnacle”). We have seen considerable growth in the U.S. and our recent performance in Canada has been particularly impressive. We will continue to focus on international opportunities and expect to improve our sales performance in Russia once our manufacturing facility is complete at the end of this year. The recent increase in natural gas in storage and the decline in North American natural gas prices have resulted in some operators shutting in gas production and have increased concerns regarding North American drilling activity levels. Despite these concerns, we expect fourth quarter revenue and income levels to be similar to third quarter levels, driven by the use of ceramic proppants in new formations within North America. Looking ahead to 2007, our results will be impacted by the level of natural gas drilling activity in North America and the success of field trials currently underway to demonstrate the value of engineered fracture designs and higher conductivity proppants to operators of oil and gas wells.”
Third quarter results
The increase in revenues compared to last year’s third quarter was attributable to a 16 percent increase in the volume of proppant sold, a 4 percent increase in the average selling price of the company’s proppant and a 20 percent increase in revenue from Pinnacle. Revenues for the third quarter of 2006 included $8.1 million from Pinnacle compared to $6.7 million for the third quarter of 2005. The increase in revenue from both the proppant and the fracture and reservoir diagnostic business segments was attributable to increased hydraulic fracturing activity in North America and increased utilization of fracture mapping technology.
Worldwide proppant sales totaled 221 million pounds for the quarter, an increase of 16 percent from the third quarter of 2005. North American proppant sales volume increased 21 percent compared to the same period last year driven by continued strength in the U.S. market and an increase in Canadian sales despite no change in the Canadian rig count versus last year’s third quarter. Overseas sales volume declined 15 percent compared to last year’s third quarter due principally to decreased sales volume in Russia. Excluding results in Russia, sales volume in overseas markets increased 10 percent from the

CARBO Ceramics 2006 Third Quarter and Year-to-Date Earnings Release
October 26, 2006

previous year with the strongest activity in China and North Africa.
Operating profit for the third quarter of 2006 increased $2.2 million or 12 percent compared to the previous year’s third quarter. The increase in operating profit compared to the third quarter of 2005 was due to the increase in revenue in both the proppant and the fracture and reservoir diagnostic business segments. The impact of higher revenues was partially offset by increases in manufacturing costs, and selling, general and administrative expenses. The primary factors contributing to the increase in manufacturing costs were an increase in the cost of natural gas used to manufacture ceramic proppants, increased cost of raw materials and higher depreciation stemming from increased investment in manufacturing and distribution capacity. The company’s spending for natural gas delivered to its U.S. manufacturing facilities during the third quarter of 2006 increased 26 percent compared to the third quarter of 2005. Selling, general and administrative expenses for the third quarter of 2006 increased $1.9 million compared to the same period last year due to increases in research and development activity, marketing activity in international markets, and administrative expenses necessary to support higher sales activity.
Year to date results
For the nine months ended September 30, 2006, revenues increased 19 percent compared to the same period in 2005. The increase was the result of a 9 percent increase in proppant sales volume, a 9 percent increase in the average selling price of proppant, and a 19 percent increase in revenues from Pinnacle. The volume of ceramic proppant sold in North America increased by 17 percent from the first nine months of 2005 due primarily to an increase in the U.S. natural gas rig count and related fracturing activity and increased utilization of ceramic proppant in Canada. The North American increase was partially offset by a 23 percent decrease in overseas shipments due to decreased sales volume in Russia. Excluding results in Russia, sales volume in overseas export markets increased 11 percent from the previous year. The higher average selling price for the company’s ceramic proppants was due to increases in list prices that went into effect in June 2005 and November 2005. Revenues for the nine months ended September 30, 2006 included $23.2 million from Pinnacle compared to $19.5 million for the same period in 2005. The increase in Pinnacle’s revenues was due primarily to the increase in fracture mapping activity in the North American market and growth in the emerging market for reservoir diagnostics.
For the nine months ended September 30, 2006, the company’s operating profit increased 7 percent compared to the same period a year earlier. Despite higher production costs for ceramic proppant in 2006, which were primarily attributable to increased natural gas costs, gross profit for the nine months ended September 30, 2006 increased 11 percent versus the comparable period in 2005. This was the result of increased volume and pricing for proppant and improved gross profit margins from Pinnacle due to the increase in revenue. The improvement in gross profit was partially offset by increased spending for research and development, marketing and administrative expenses necessary to support higher sales activity, and stock-based compensation expense.
Technology highlights
CEO Gary Kolstad also commented on the continuing development of the company’s technology stating, “We are pleased with the success of new product and services introductions and believe our clients will continue to see the value of our technology that is directed at improving production and reservoir recovery.” New technologies utilized during the third quarter included:
•	Proppant — our CARBOTAGTM tagged proppant (patent pending), which is designed to help operators effectively identify the source of proppant flowback in wells with multiple completions, was successfully deployed in Chevron’s Jack Well Test Completion in the Gulf of Mexico.

•	Pinnacle — performed the first ever microseismic mapping service in an active horizontal wellbore using an array of microseismic instruments deployed in a well in which a fracture was being performed. The job was completed on a Woodford Shale well for Antero Resources.

•	Pinnacle — performed fracture mapping for British Petroleum in the Noel Field of British Columbia using the largest microseismic array ever deployed for hydraulic fracture mapping.

•	Pinnacle — initiated the first long-term reservoir monitoring project using our new Generation III Slimhole Tiltmeter.
As previously announced, a conference call to discuss the company’s third quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the

CARBO Ceramics 2006 Third Quarter and Year-to-Date Earnings Release
October 26, 2006

call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call.” International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.
CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2006 Third Quarter and Year-to-Date Earnings Release
October 26, 2006

	Three Months Ended		Nine months Ended
	September 30		September 30
	2006	2005	2006	2005
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$77,410	$64,104	$225,173	$189,106
Cost of sales	48,545	39,155	141,552	113,704

Gross profit	28,865	24,949	83,621	75,402
Selling, general & administrative	8,408	6,491	24,674	20,317
Start-up costs	28	219	449	473
Loss on disposal of assets	—	—	—	95

Operating profit	20,429	18,239	58,498	54,517
Interest income, net	394	430	1,318	1,340
Other, net	253	(98)	940	(11)

Income before income taxes	21,076	18,571	60,756	55,846
Income taxes	7,624	6,119	21,458	19,623

Net income	$13,452	$12,452	$39,298	$36,223

Earnings per share:
Basic	$0.55	$0.52	$1.62	$1.51

Diluted	$0.55	$0.51	$1.61	$1.50

Average shares outstanding:
Basic	24,294	24,014	24,271	23,979

Diluted	24,403	24,205	24,396	24,170

Depreciation and amortization	$4,827	$3,448	$14,142	$9,966

Selected Balance Sheet Information

	Sept. 30, 2006	Dec. 31, 2005
	(in thousands)
Cash, cash equivalents and short-term investments	$36,201	$61,670
Total other current assets	106,944	86,617
Property, plant and equipment, net	217,213	179,500
Intangible and other assets, net	7,096	6,169
Total assets	389,294	355,796
Total current liabilities	31,562	36,309
Deferred income taxes	27,764	26,121
Shareholders’ equity	329,968	293,366
Total liabilities and shareholders’ equity	389,294	355,796